EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]


FOR IMMEDIATE RELEASE                 CONTACT: Marc Jampole
                                               Jampole Communications, Inc.
                                               412-471-2463



              PENN TRAFFIC FILES AMENDED PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT ANNOUNCING SALE-LEASEBACK TRANSACTION


                  SYRACUSE, NEW YORK - DECEMBER 23, 2004 - The Penn Traffic Company (OTC: PNFTQ.PK) today filed its First Amended Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the Southern District of New York, which describes its intention to consummate a sale-leaseback transaction with respect to its distribution centers upon emergence from chapter
11. Under the sale-leaseback transaction, Penn Traffic will sell five of its owned distribution centers located in New York and Pennsylvania to Equity Industrial Partners Corp. for $37,000,000, and Equity Industrial will lease the distribution centers back to Penn Traffic for an initial term of 15 years, with four consecutive five year options to renew the lease (except that the lease term will end no later than the 14th anniversary of the expiration of the initial term with respect to the Pennsylvania distribution centers). In addition to the proceeds of the sale-leaseback transaction, Penn Traffic expects to fund its operations upon emergence from chapter 11 with a working capital revolving credit facility.

                  Penn Traffic filed its initial Plan of Reorganization and Disclosure Statement on August 20, 2004, but postponed the hearing to approve the Disclosure Statement to explore multiple compelling proposals for a sale-leaseback transaction with respect to its owned properties. Following extensive negotiations with several potential buyers, Penn Traffic concluded that the sale-leaseback transaction with Equity Industrial Partners Corp., together with a working capital revolving credit facility, would provide the Company with the most optimal levels of liquidity to repay all of its current senior secured bank debt in full, to invest in continuing to modernize and enhance its store base, and for other working capital needs after emerging from chapter 11. A hearing to approve the Amended Disclosure Statement is scheduled for January 27, 2005 at 10:00 a.m. The Company expects to emerge from chapter 11 in the first quarter of 2005.

                  Robert Chapman, President and Chief Executive Officer of Penn Traffic, said: "We are very pleased to have reached agreement with Equity Industrial Partners

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Corp. to sell and then lease back our five distribution centers. This transaction will help provide the Company with the financial strength and flexibility to emerge from chapter 11 with dramatically reduced debt and strong liquidity to fund our operations going forward. The Company is now well-positioned to complete our restructuring efforts within the next couple of months, and to come out of chapter 11 with a solid core of very healthy and competitive supermarkets, together with strong bakery and wholesale/franchise operations. We are very excited and optimistic about Penn Traffic's future."

FORWARD LOOKING STATEMENTS

                  This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended, reflecting management's current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as "believe," "anticipate," "estimate," "expect," "could," and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: the ability of the Company to improve its operating performance and effectuate its business plans; the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; its ability to generate cash; its ability to attract and maintain adequate capital; its ability to refinance; increases in prevailing interest rates; court approval of the Company's motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; uncertainties regarding the terms of the proposed sale-leaseback transaction, including terms and conditions under which, if at all, the Company may consummate such transaction; general economic and business conditions; competition, including increased capital investment and promotional activity by the Company's competitors; availability, location and terms of sites for store development; the successful implementation of the Company's capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the Company sponsored pension plans; the result of the pursuit of strategic alternatives; economic and competitive uncertainties; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international


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hostilities; and the outcome of pending or yet-to-be-instituted legal proceedings and governmental investigations. The Company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

                       _________________________________


                  The Penn Traffic Company operates 109 supermarkets in Pennsylvania, upstate New York, Vermont and New Hampshire under the BiLo, P&C and Quality trade names. Penn Traffic also operates a wholesale food distribution business serving 80 licensed franchises and 39 independent operators.



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